EXHIBIT 3.4
     FIRST AMENDMENT TO THE
CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES
LIMITED PARTNERSHIP AGREEMENT
          The Limited Partnership Agreement of Consolidated Capital Institutional Properties is hereby amended as follows:
          1. Section 1.04 Definitions is amended as follows:
     (a) By deleting the present definition (e) “Corporate General Partners” as it currently exists and inserting in lieu thereof the following as a new definition:
     “(e) “Corporate General Partner” shall mean Consolidated Capital Equities Corporation.”
     (b) By deleting the current definition (j) “General Partners” and inserting in lieu thereof the following as a new definition (j):
     “(j) “General Partner” shall mean the “Corporate General Partner.”
     (c) By deleting the present definition (k) “Individual General Partner” in its entirety.
          2. The Agreement is amended throughout as follows:
     (a) By deleting the term “Corporate General Partners” wherever it appears and inserting in lieu thereof the term “Corporate General Partner”;
     (b) By deleting the term “Individual General Partner” wherever it appears; and
     (c) By deleting the term “General Partners” wherever it appears and inserting in lieu thereof the term “General Partner”.
          3. Section 2.04 Compensation of General Partner and Affiliates is amended to add the following as a last paragraph thereof:
     “Notwithstanding any other provision of this section to the contrary, the General Partner and/or such of the General Partner’s affiliates which it designates shall be entitled to receive (as an expense of the partnership) all of the fees, commissions, payments, allocations (including the 1% allocation of Net Profits and Net Losses and 1% of distributions of distributable cash flow from operations) and any other compensation referred to in this Partnership Agreement (or any collateral agreement) including, but not limited to, Section 2.04 as determined by the General Partner in the General Partner’s sole and absolute discretion.
          4. The Limited Partnership Agreement of the Partnership is hereby amended in all other respects, if any, necessary to conform with the amendments set forth in this First Amendment to the Limited Partnership Agreement and, in the event any conflict or apparent conflict between any of the provisions of the Limited Partnership Agreement as amended by this Amendment, such conflicting provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.
          5. Except as amended by the foregoing, the Limited Partnership Agreement shall remain in full force and effect.

General Partners:

CONSOLIDATED CAPITAL EQUITIES CORPORATION, a Colorado Corporation

2